Exhibit 99.1

December 26, 2007                                                                                                FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS NOVEMBER 2007 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Reflecting a surprisingly high activity level, commission and fee revenues were up 23 percent over last year and were flat with the immediately preceding month, even though there were two fewer business days.  Unfortunately, the volatile markets reduced investment banking business and negatively affected trading results.  At the same time, falling interest rates are depressing net interest earnings,” stated Chairman and CEO Thomas A. James.

“Raymond James Bank continues to add aggressively to its loan portfolio by purchasing good loans at favorable prices, which defers the growth in net profits.  By the end of the quarter, the rate of new loans should slow to replacing existing loan repatriations and investing organic deposit growth until the next phase of shifting bank sweep alternatives to the bank, which will be a smaller one at the end of the March quarter,” added James.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 4,750 financial advisors serving approximately 1.6 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $215 billion, of which approximately $37.3 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2007 annual report on Form 10-K which is available on raymondjames.com and sec.gov.

	November 2007	November 2006	October 2007
	(21 business days)	(21 business days)	(23 business days)

Securities commissions/fees (1)	$158.4 mil.	$ 128.5 mil.	$160.0 mil.

Assets under management (2)	$37.3 bil.	$ 33.7 bil.	$38.1 bil.

# of managed/co-managed underwritings (3)	7	9	9

Total customer assets under administration	$215.0 bil.	$ 189.8 bil.	$221.5 bil.

Raymond James Bank Total Assets (4)	$6.7 bil.	$3.2 bil.	$6.4 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional, except for certain less significant international joint ventures.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	This illustrates the progress made in growing the use of Raymond James Bank as a cash sweep option for brokerage clients, thus increasing the company’s net interest earnings.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.